                                                                   EXHIBIT 10.37

                            TICKETMASTER GROUP, INC.
            SEVENTH AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT
                   AND RELEASE OF THIRD PARTY PLEDGE AGREEMENT


                  This SEVENTH AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT (this "AMENDMENT") is dated as of October 24, 1996 and entered into by and among Ticketmaster Group, Inc., an Illinois corporation ("BORROWER"), the financial institutions listed on the signature pages hereof ("LENDERS"), Wells Fargo Bank, National Association, as agent for Lenders ("AGENT"), and the undersigned Guarantors (for purposes of Section 6 hereof only), and is made with reference to that certain Credit Agreement, dated as of November 18, 1994, as amended by the First Amendment to Credit Agreement, dated as of January 6, 1995, the Second Amendment to Credit Agreement, dated as of January 30, 1995, the Third Amendment and Limited Waiver to Credit Agreement and Amendment to Guarantor Pledge Agreement, dated as of April 7, 1995, the Fourth Amendment and Limited Waiver to Credit Agreement, Amendment to Guarantor Pledge Agreement and Amendment to Third Party Pledge Agreement, dated as of August 28, 1995, the Waiver Dated as of April 30, 1996 to Credit Agreement, the Fifth Amendment to Credit Agreement, dated as of June 6, 1996 and the Sixth Amendment and Limited Waiver to Credit Agreement dated as of September 27, 1996 (as so amended, the "CREDIT AGREEMENT"), by and among Borrower, the Lenders and Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

                                    RECITALS

                  A. Borrower intends to sell shares of its common stock in an initial public offering of not less than $100 million and receive not less than $90 million of cash proceeds in connection therewith (the "Borrower IPO"). Upon receipt of proceeds from the Borrower IPO, Borrower has agreed to repay not less than $69 million in principal amount of Term Loans (including all of the Term Bridge Loans) and, to the extent that the net cash proceeds of the Borrower IPO are in excess of $90 million, Borrower shall use such excess to repay additional Term Loans.

                  B. In connection with the Borrower IPO, Borrower has requested that Lenders convert all outstanding Term Loans (after giving affect to the repayments described above) into Revolving Loans and make available $175,000,000 in principal amount of Revolving Loan Commitments under the Credit Agreement.

                  C. In connection with the Borrower IPO and subject to the satisfaction of the conditions set forth in Section 3 hereof, Borrower has also requested that Agent on behalf of Lenders release its interest in all of the Collateral pledged under (and as defined in) the Third Party Pledge Agreement, it being understood that, upon such release, the Third Party Pledge Agreement shall terminate and be of no further force or effect.


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
                  D. Borrower has requested that Lenders amend or waive certain other provisions of the Credit Agreement as provided herein. Borrower, Agent, and each Lender desire to amend the Credit Agreement as set forth herein; provided that all conditions precedent to the Seventh Amendment Effective Date occur as provided herein.

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:


                  SECTION 1.                AMENDMENTS TO THE CREDIT AGREEMENT

                  1.1      AMENDMENTS TO ARTICLE I.

                  A. Section 1.2 of the Credit Agreement is amended and restated as follows:

                           "Section 1.2. `ADJUSTED LEVERAGE RATIO' means, as of
                  the end of each fiscal quarter of each Fiscal Year, the ratio of (a) all Debt for borrowed money and reimbursement obligations for letters of credit of Borrower and its Restricted Entities to (b)(i) EBITDA of Borrower and Restricted Entities, plus (ii) cash dividends received by Borrower and any Restricted Entity and cash dividends declared for the benefit of, and at that time payable to, but not yet received by, Borrower or any Restricted Entity provided that the payment of such dividend is not restricted in any way by law, contract or otherwise, any such declared dividends are received prior to the date upon which Borrower delivers financial statements pursuant to Section 5.3(b) for such fiscal quarter, minus (iii) distributions made by Borrower or any Restricted Entity to minority shareholders minus (iv) EBITDA generated by any assets or operations sold by Borrower or any Restricted Entity during such period ("CASH FLOW") up to and including the date of sale.

                  B. Section 1.4 of the Credit Agreement is amended and restated as follows:

                           "Section 1.4 `APPLICABLE MARGIN' means, except as set
                  forth below, during each fiscal quarter of each Fiscal Year, a percentage per annum as shown below determined by reference to the Adjusted Leverage Ratio:


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
(i) with respect to the Base Rate:

                                                    Applicable
         Adjusted Leverage Ratio                   Base Margin

         less than 2.75                                  0.00%
         2.75 or more but less than 3.25                0.125%
         3.25 or more but less than 3.75                0.375%
         3.75 or more but less than 4.0                 0.750%
         4.0 and above                                  1.000%


(ii)  with respect to LIBOR:

                                                       Applicable
        Adjusted Leverage Ratio                      LIBOR Margin

        less than 2.75                                      1.00%
        2.75 or more but less than 3.25                    1.375%
        3.25 or more but less than 3.75                    1.625%
        3.75 or more but less than 4.0                     2.000%
        4.0 and above                                      2.250%


The Applicable Margin for any fiscal quarter shall be determined with reference to the Adjusted Leverage Ratio calculation based on the quarterly financial statements of Borrower and Restricted Entities most recently delivered to Agent pursuant to Section 5.3(b) or, if Borrower, has failed to provide such certificate within the period set forth therein, the Applicable Margin shall be 1.00% with respect to the Base Rate and 2.25% with respect to LIBOR until such time as such financial statements are so delivered; provided that the Applicable Margin in effect on the first day of the Interest Period (or, in the case of any Interest Period commencing after such financial statements are due but not delivered, on such date as such delayed financial statements are finally delivered) shall remain in effect throughout such Interest Period notwithstanding any change in the Adjusted Leverage Ratio that occurs prior to the end of such Interest Period; provided further that for any period prior to the Seventh Amendment Effective Date, the Applicable Margin shall be calculated in accordance with the Credit Agreement before giving effect to the Seventh Amendment. Notwithstanding the foregoing, in connection with the calculation of the Adjusted Leverage Ratio for the fiscal quarter ending on October 31, 1996, Borrower shall calculate its Debt for borrowed money and reimbursement obligations for letters of credit as of the date of the Borrower IPO after giving effect to the repayment of all Debt in connection therewith even though the Borrower IPO may occur after October 31, 1996."



                  C. Section 1.10 of the Credit Agreement is amended to delete the phrase "or 2.2" in the definition of "Borrowing."


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
                  D. Section 1.16 of the Credit Agreement is amended and restated as follows:

                           "`CHANGE OF CONTROL' means the occurrence of any of
                  the following events, whether or not approved by the Board of Directors of Borrower, as the case may be, by which: (i)(a) any Person (other than the Specified Investor) shall at any time beneficially own, directly or indirectly, a greater percentage of the voting stock of Borrower than that beneficially owned by the Specified Investor; or (b) the Specified Investor shall at any time beneficially own less than thirty percent (30%) of the voting stock of Borrower; or
                  (ii) Borrower is materially or completely liquidated or is the subject of any voluntary dissolution or winding-up or the sale, lease, transfer or other disposition of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in a single transaction or a series of related transactions; or (iii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Borrower then in office. For purposes of this definition, "Person" includes any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and whether or not Borrower has any capital stock subject to such Sections and "beneficial ownership" shall have the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act (whether or not Borrower has any capital stock subject to such rule). For purposes of this definition, 'Specified Investor' means Paul Allen or any affiliate of Paul Allen that is controlled by Paul Allen."

                  E. Section 1.21 of the Credit Agreement is amended and restated as follows:

                         "SECTION 1.21.  `COMMITMENTS' means the Revolving Loan
                  Commitments in the aggregate principal amount of ONE HUNDRED SEVENTY FIVE MILLION DOLLARS ($175,000,000)."

                  F. Section 1.57 of the Credit Agreement is amended and restated as follows:


                           "Section 1.57. `LOANS' means, without duplication,
                  the aggregate amount of Borrowings outstanding at any time under the Revolving Loan Commitments and the Swing Line Loan Commitment, it being understood that


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
                  as of the Seventh Amendment Effective Date, all Term Loans shall convert to and thereafter remain outstanding as Revolving Loans."

                  G. Section 1.65 of the Credit Agreement is amended and restated as follows:

                           "Section 1.65. `NOTES' means, collectively, the
                  Revolving Loan Notes in the form of Exhibit 1.65A and any promissory notes that may be issued in substitution, renewal, extension, replacement or exchange therefore."

                  H. Section 1.72 of the Credit Agreement is amended and restated as follows:

                           "Section 1.72. `PLEDGE AGREEMENTS' means,
                  collectively, the Borrower Pledge Agreement, the Guarantor Pledge Agreements and the Security Agreements."

                  I. Sections 1.93, 1.94 and 1.95 of the Credit Agreement are amended and restated as follows:

                           "Section 1.93. `TERM LOANS' means the Term Loans
                  outstanding under the Credit Agreement that, as of the Seventh Amendment Effective Date, will be converted into and deemed outstanding as Revolving Loans, it being understood that all references to Term Loans under the Loan Documents shall be deemed to refer to Revolving Loans on and after the Seventh Amendment Effective Date.

                           Section 1.94.  Intentionally Omitted.

                           Section 1.95.  Intentionally Omitted."

                  J. Article I of the Credit Agreement is amended by adding the following definitions as clauses (n), (o) and (p) in Section 2.06:

                           "(n) `BORROWER IPO' has the meaning set forth in the
                  Recitals to the Seventh Amendment.

                           (o) `SEVENTH AMENDMENT' means the Seventh Amendment
                  and Limited Waiver to Credit Agreement and Release of Third Party Pledge Agreement dated as of October 24, 1996 among Borrower, Agent, Lenders and Guarantors.

                           (p) `SEVENTH AMENDMENT EFFECTIVE DATE' means the date
                  on which the Seventh Amendment becomes effective in accordance with Section 3 of the Seventh Amendment."

                  1.2      AMENDMENTS TO ARTICLE II.

                  A. Section 2.1(a) of the Credit Agreement is amended and restated as follows:

                           "(a) Revolving Loans. Subject to the terms and
                  conditions of this Agreement, each Lender severally (but not jointly and not jointly and severally) agrees to make loans to Borrower on the Closing Date and from time to time thereafter up to the Maturity Date, not to exceed at any time the aggregate principal amount of such Lender's Pro Rata Share of the Revolving Loan Commitments, the proceeds of which shall be used by Borrower solely for working capital and other general corporate purposes (including, without limitation, Acquisitions permitted hereunder). Each Lender's commitment to maintain and make Revolving Loans to Borrower pursuant to this
                  Section 2.1(a) is hereby called its `REVOLVING LOAN COMMITMENT' and such commitments of all the Lenders in the aggregate are herein called the `REVOLVING LOAN COMMITMENTS'. The initial amount of each Lender's Revolving Loan Commitment is set forth in Schedule A and the aggregate amount of all Revolving Loan Commitments is ONE HUNDRED SEVENTY FIVE MILLION DOLLARS ($175,000,000). The amount of the Revolving Loan Commitments shall be reduced by the amount of all reductions thereof made pursuant to Section 2.7 or Section 7.2 through the date of determination. In no event shall the aggregate principal amount of the Revolving Loans from any Lender outstanding at any time exceed the amount of its Revolving Loan Commitment then in effect.

                           Borrower may from time to time during the term of the
                  Revolving Loan Commitments borrow, partially or wholly repay its outstanding Borrowings thereunder, and reborrow, subject to all the limitations, terms and conditions contained herein. As of the Seventh Amendment Effective Date after giving effect to the prepayment of all Term Loans in connection with the Borrower IPO, all remaining Term Loans then outstanding shall be converted into Revolving Loans, and Borrower, Lenders and Agent shall make such notations in their respective records (including, without limitation, their Loan Accounts and the Register) as are appropriate to reflect the increase in the principal amount of the outstanding Revolving Loans and the elimination of any outstanding principal amount of the Term Loans. Such conversion shall be automatic and shall occur without any action by, or notice to or from, Borrower, Agent, any Lender or any other Person. Notwithstanding anything to the contrary contained herein, all outstanding principal of and accrued but unpaid interest on the Revolving Loans shall be due and payable in full not later than the Maturity Date.


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
                           Notwithstanding the foregoing provisions of this
                  Section 2.1(a), the extensions of credit under the Revolving Loan Commitments shall be subject to the following limitations:

                                    (i) The amount otherwise available for
                           borrowing under the Revolving Loan Commitments as of any time of determination shall be reduced by the Letter of Credit Usage and the aggregate principal amount of the Swing Line Loans then outstanding as of such time of determination, provided that notwithstanding the foregoing, Revolving Loans may be borrowed to reimburse Issuing Lender for the amount of any drawings under any Letter of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower or to reimburse the Swing Line Lender for the amount of any Swing Line Loans outstanding;

                                    (ii) In no event shall the Total Utilization
                           of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect; and

                                    (iii) In no event shall any Lender's Pro
                           Rata Share of the Total Utilization of Revolving Loan Commitments as of any date of determination exceed its Revolving Loan Commitment then in effect; provided that the Pro Rata Share of Issuing Lender and Swing Line Lender shall, for purposes of this
                           Section 2.1(a)(iii) be determined after giving effect to the participations described in Sections 2.1(b)(iii) and 2.1(c)(iii).

                           Subject to Section 2.4(g), all Revolving Loans under
                  this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender with respect to that other Lender's obligation to make Revolving Loans hereunder nor shall the Revolving Loan Commitment of any Lender be increased or decreased as a result of the default by any other Lender with respect to that other Lender's obligation to make Revolving Loans hereunder."

                  B. Section 2.2 of the Credit Agreement is amended and restated in its entirety as follows:

                      "SECTION 2.2. INTENTIONALLY OMITTED."

                  C. Section 2.5(a) is amended and restated following the phrase "a percentage determined by reference to the Adjusted Leverage Ratio as set forth below:" in Section 2.5(a) as follows:

            Adjusted                                              Commitment Fee
         Leverage Ratio                                             Percentage
         --------------                                           --------------

         less than 2.75x                                                0.25%
         2.75x or more but less than [less than symbol]3.75x           0.375%
         3.75x and above                                                0.50%


                  Notwithstanding the foregoing, for any period prior to the Seventh Amendment Effective Date, the Commitment Fee shall be calculated in accordance with the Credit Agreement before giving effect to the Seventh Amendment."

                  D. Section 2.7(b) of the Credit Agreement is amended and restated as follows:

                           "(b) Mandatory Reductions. As of the close of
                  business on December 31, 1997, the Revolving Loan Commitments shall be permanently reduced by an amount equal to any excess of the Revolving Loan Commitments as then in effect over $165,000,000; and as of the close of business on December 31, 1998, the Revolving Loan Commitments shall be permanently reduced by an amount equal to any excess of the Revolving Loan Commitments as then in effect over $150,000,000. In addition, as of the date on which any mandatory prepayment of Revolving Loans is made pursuant to Section 2.8(c)(iii) or would have been made if Revolving Loans were outstanding, the Revolving Loan Commitments shall be permanently reduced by the principal amount of Revolving Loans that are prepaid in connection therewith or would have been prepaid if Revolving Loans were outstanding. Each such reduction shall be automatic and shall occur without any action by, or notice to or from, Borrower, Agent, any Lender or any other Person."

                  E. Section 2.8(b) of the Credit Agreement is amended and restated as follows:

                           "(b)     Intentionally Omitted."

                  F. Section 2.8(c) of the Credit Agreement is amended and restated as follows:

                           "(c) Mandatory Prepayments. No later than two (2)
                  Business Days after receipt thereof, Borrower shall make a prepayment of the Revolving Loans, to the extent any are outstanding, in an amount equal to (i) 100% of the net proceeds as and when received from each Asset Sale by Borrower or any of its Restricted Entity, which together with all other Asset Sales in such Fiscal Year, generated aggregate net proceeds in excess of $500,000, (ii) 100% of the net cash proceeds received by Borrower or any of its


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
                  Restricted Subsidiaries of any offering or sale of equity securities of Borrower or any of its Subsidiaries, (iii) 100% of the net cash proceeds of the issuance of any Permitted Bonds, (iv) 100% of the amount received by Borrower or any Restricted Entity from any Unrestricted Entity, whether received by way of dividend, investment or otherwise, and (v) 100% of the excess of the Total Utilization of the Revolving Loan Commitments over the Revolving Loan Commitments then in effect. No prepayment of Revolving Loans pursuant to this
                  Section 2.8(c) shall result in a mandatory reduction of the Revolving Loan Commitments other than a prepayment pursuant to
                  Section 2.8(c)(iii)."

                  G. The first sentence of Section 2.8(d) of the Credit Agreement is amended and restated as follows:

                           "All prepayments made pursuant to Section 2.8(c)
                  shall be applied first to Base Rate Revolving Loans before application to LIBOR Revolving Loans."

                  H. The first sentence of Section 2.12(a) of the Credit Agreement is amended to delete the phrase "and Term Loan" set forth therein. The second sentence of Section 2.12(a) of the Credit Agreement is amended to delete the phrase "and/or Term Loan" set forth therein.

                  I. Section 2.12(d) of the Credit Agreement is amended to add "and" immediately before the phrase "(iii) each" and to delete all of clause (iv) of Section 2.12(d).

                  J. Section 2.15(b) of the Credit Agreement is amended and restated as follows:

                           "(b)     Intentionally Omitted."

                  1.3      ACTIONS AND AMENDMENTS UNDER ARTICLE V.

                  A. Section 5.3 of the Credit Agreement is amended to delete "and" after "audit;" in Section 5.3(e), substitute "; and" for "." at the end of Section 5.3(f) and add the following as Section 5.3(g):

                           "(g) as soon as practicable but in no event less than
                  ten days prior to the date on which any Acquisition or acquisition of an Unrestricted Entity is consummated, financial statements of the Acquisition Candidate or Unrestricted Entity, as the case may be, and its subsidiaries, if any, on a consolidated basis, for the two most recently completed fiscal years of such person, and projected pro-forma EBITDA for such Acquisition Candidate or Unrestricted Entity, as the case may be, and its subsidiaries, on a consolidated basis for a period not less than one year from the projected date of consummation of such acquisition."


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
                  B. Section 5.9 of the Credit Agreement is amended and restated as follows:

                  "SECTION 5.9. FINANCIAL CONDITION. Borrower shall maintain its financial condition on a consolidated basis in accordance with GAAP as demonstrated by the financial information shown on the financial statements delivered to Lenders pursuant to Section 5.3 hereof adjusted in accordance with
Section 1.36 hereof as follows:

                  (a) Liquidity Ratio. At all times cause the sum of Cash plus Cash Equivalents plus clients' accounts receivable to be at least $1.00 more than clients' accounts payable.

                  (b) Maximum Leverage Ratio. As of the end of each fiscal quarter of each Fiscal Year, a ratio of (i) Debt of Borrower and its Restricted Entities with respect to borrowed money plus Proximate Contingent Obligations of Borrower and its Restricted Entities, in each case on such fiscal quarter end, to (ii) Cash Flow for the twelve month period then ended of not more than the amount set forth below for the correlative period indicated (the "Maximum Leverage Ratio"):

                  Period                             Maximum Leverage Ratio
                  ------                             ----------------------
                  November 1, 1996
                  through January 31, 1997               4.50 to 1

                  February 1, 1997
                  through April 30, 1997                 4.15 to 1

                  May 1, 1997
                  through July 31, 1997                  3.95 to 1

                  August 1, 1997
                  through October 31, 1997               3.85 to 1

                  November 1, 1997
                  through October 31, 1998               3.75 to 1

                  November 1, 1998 and thereafter        3.35 to 1

                  (c) Free Cash Flow Coverage Ratio. As of the end of each fiscal quarter of each Fiscal Year maintain a ratio of (i) Cash Flow for the twelve month period then ended minus the sum of (a) Capital Expenditures made by Borrower and its Restricted Entities during such period plus (b) dividends paid in cash on any equity securities issued by Borrower during such period plus (c) redemptions of any such securities or other withdrawals of equity for cash during such period to (ii) the sum of all payments made by Borrower and Restricted Entities on account of interest on or scheduled payments of principal of Debt

(including, without limitation, scheduled payments on capital leases but excluding principal payments of Debt under the Credit Agreement in connection with the Borrower IPO) of not less than the amount set forth below for the correlative period indicated:

                           Period                                      Free Cash Flow Coverage Ratio
                           ------                                      -----------------------------

                  January 31, 1997 through April 30, 1997                        1.75 to 1

                  May 1, 1997 through July 31, 1997                              2.00 to 1

                  August 1, 1997 through October 31, 1997                        2.25 to 1

                  November 1, 1997 through the Maturity Date                     2.50 to 1


                  (d) Minimum EBITDA. The EBITDA of Borrower and its Restricted Entities before minority distributions shall not be less than (i) $42,000,000 for the Borrower's Fiscal Year ending on January 31, 1997, (ii) $46,000,000 for the Borrower's Fiscal Year ending on January 31, 1998 and (iii) $50,000,000 for any Fiscal Year of the Borrower ending thereafter.

                  1.4      AMENDMENTS TO ARTICLE VI.

                  A. Section 6.2 of the Credit Agreement is amended to substitute "$12,000,000" for "$10,000,000" set forth therein.

                  B. Section 6.4 of the Credit Agreement is amended to amend and restate clause (i)(A) of Section 6.4(i) as follows: "(A) [Intentionally Omitted]"

                  C. Section 6.8 of the Credit Agreement is amended to amend and restate clauses (l) and (m) of Section 6.8 as follows:

                           "(l) [Intentionally Omitted], (m) [Intentionally Omitted],"

                  D. The first sentence of Section 6.9 of the Credit Agreement is amended by deleting the following words after the words "on Schedule 6.9" and before the proviso in such sentence:

                  "and except that Borrower may pay accrued dividends on the preferred stock issued in connection with the Indiana Acquisition"

                  1.5 WAIVER OF ARTICLES IV, V AND VI. Required Lenders hereby waive the provisions of Articles IV, V and VI of the Credit Agreement to the extent necessary (without regard to any exception or basket which may be provided for therein) to permit Borrower and its Subsidiaries to enter into and consummate the Borrower IPO; provided that nothing in this Section 1.5 shall be deemed to amend or waive Sections 6.2, 6.4, 6.8 or 6.9, or to amend or waive the application of Articles IV, V and VI of the Credit Agreement to the Borrower and its Subsidiaries, after giving effect to the Borrower IPO or relating to any transaction, event or condition other than to permit the entry into and consummation of the Borrower IPO.

                  1.6 AMENDMENT OF SCHEDULE A. Schedule A annexed to the Credit Agreement is amended and restated by Schedule A annexed to this Amendment.


                  SECTION 2. REPLACEMENT REVOLVING LOAN NOTES AND CANCELLATION OF PRIOR REVOLVING LOAN AND TERM LOAN NOTES

                  Company agrees to execute and deliver to Agent for each Lender a Revolving Loan Note in the amount of each such Lender's Revolving Loan Commitment (each a "REVOLVING LOAN NOTE"), in the form of Exhibit 1.65A to the Credit Agreement. Each of the parties hereto hereby acknowledges and agrees that each Revolving Loan Note is a Note for all purposes under the Credit Agreement and the other Loan Documents and that the loans evidenced by the Revolving Loan Notes shall constitute Revolving Loans for all purposes under the Credit Agreement and the other Loan Documents. As soon as practicable following the Seventh Amendment Effective Date, each Lender agrees to deliver any Term Notes or other Revolving Loan notes in its possession that were issued to such Lender prior to the date hereof to the Borrower for cancellation.


                  SECTION 3. CONDITIONS TO EFFECTIVENESS AND RELEASE OF THIRD PARTY PLEDGE COLLATERAL

                  This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent on or prior to December 15, 1996 (the date of satisfaction of such conditions being referred to herein as the "SEVENTH AMENDMENT EFFECTIVE DATE"):

         A. On or before the Seventh Amendment Effective Date, Borrower shall deliver to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Seventh Amendment Effective Date:

                  1. Resolutions of its Board of Directors and the Board of Directors of each Guarantor approving and authorizing the execution, delivery and performance of this Amendment and approving and authorizing the issuance, delivery and payment of the Revolving Loan Notes (as defined herein), certified as of the Seventh Amendment Effective Date by the applicable corporate secretary or an assistant secretary of Borrower or such Guarantor as being in full force and effect without modification or amendment;

                  2. Signature and incumbency certificates of its officers and the officers of each Guarantor executing this Amendment and, in the case of Borrower, the Revolving Loan Notes;

                  3. Executed copies of this Amendment;

                  4. Executed Revolving Loan Notes; and

                  5. An officer's certificate of Borrower certifying that each of the requirements set forth in this Section 3, including but not limited to Sections 3D, 3E, 3F, 3G, 3H, 3I, 3J and 3K have been fully satisfied as of the date designated in such certificate, it being understood and agreed that Agent and Lenders may rely on such certificate.

         B. On or before the Seventh Amendment Effective Date, Agent shall have received from all of the Lenders by telecopy or other delivery an executed copy of this Amendment.

         C. On or before the Seventh Amendment Effective Date, Agent shall have received originally executed copies of one or more favorable opinions from Neal, Gerber and Eisenberg, counsel to Borrower, in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Seventh Amendment Effective Date with respect to the enforceability of the Amended Agreement, the Revolving Loan Notes and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

         D. On or before the Seventh Amendment Effective Date, Borrower shall pay to Agent, for distribution to each Lender on a pro rata basis, an amendment fee equal to .50% of the sum of Lenders' aggregate Revolving Loan Commitments, after giving effect to this Amendment.

         E. On or prior to the Seventh Amendment Effective Date, Borrower shall have received not less than $90 million in cash in connection with the Borrower IPO. Upon consummation of the Borrower IPO, Paul Allen shall own more common stock of Borrower than any other person or controlled group and in any event shall own not less than 30% of the common stock of the Borrower.

         F. Borrower or a Restricted Entity shall have consummated each of the Acquisition Transactions (as defined in the Sixth Amendment to the Credit Agreement) for an aggregate purchase price not to exceed $65 million and all documentation and other terms of such Acquisition Transactions that differ from or are in addition to the terms set forth in the letters of intent previously delivered to Lenders shall be reasonably satisfactory to Agent and Requisite Lenders, it being understood that the conditions set forth in this Section 3F shall be deemed to be satisfied unless Borrower has received written notice from Wells Fargo or Requisite Lenders, as the case may be, objecting to any such documentation or other terms prior to the date on which the other conditions to the Seventh Amendment Effective Date have been satisfied; provided that if Borrower has not consummated the Indiana Acquisition, the number referenced above shall be reduced from $65 million to $38 million and Borrower shall nevertheless be deemed to have satisfied this Section 3F even though the Indiana Acquisition has not been consummated. If the Indiana Acquisition is consummated prior to or concurrently with the consummation of the Borrower IPO, all of Borrower's preferred stock issued in connection with the Indiana Acquisition (if any) shall have been converted into Borrower's common stock upon consummation of the IPO. The Exchangeable Promissory Note permitted under Section 6.4(i) of the Credit Agreement before giving effect to the Seventh Amendment issued by TM Overseas, Inc. shall have been converted either into Borrower's common stock or paid in cash upon consummation of the Borrower IPO.

         G. Borrower shall have used the net proceeds of the Borrower IPO to repay not less than $69 million in principal amount of Term Loans (including all of the Term Bridge Loans) under the Credit Agreement and to repay any of the indebtedness incurred to finance the Texas Acquisition. In addition, to the extent that the net cash proceeds of the Borrower IPO are in excess of $90 million, such excess shall have been applied to repay Term Loans, it being understood that none of the payments under this Section 3G shall reduce the $175 million of Revolving Loan Commitments available as of the Seventh Amendment Effective Date.

         H. All governmental and third party approvals necessary in connection with the Borrower IPO, the Acquisition Transactions, the Loan Documents, the financings contemplated thereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on such transactions.

         I. No litigation or investigation shall have been instituted or, to the knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries that, individually or in the aggregate, if adversely determined, could have a material adverse effect on the business, operations, properties, liabilities (contingent or matured), condition (financial or otherwise) or prospects of Borrower and its subsidiaries, taken as a whole, except for matters set forth on Schedule 4.15 to the Credit Agreement or in the Registration Statement for the Borrower IPO delivered to the Lenders prior to the date hereof. No developments shall have occurred in any such litigation or investigation that are not disclosed on such Schedule or Registration Statement referred to in the preceding sentence that, individually or in the aggregate, could have a reasonable likelihood that such litigation or investigation will be adversely determined if such adverse determination could have a material adverse effect on the business, operations, properties, liabilities (contingent or matured), condition (financial or otherwise) or prospects of Borrower and its subsidiaries, taken as a whole, or (ii) materially increasing the likelihood that, if adversely determined, such litigation or investigation could, individually or in the aggregate, have a material adverse effect on the business, operations, properties, liabilities (contingent or matured), condition (financial or otherwise) or prospects of Borrower and its subsidiaries, taken as a whole.

         J. On or before the Seventh Amendment Effective Date, Borrower shall deliver to Agent a list of Restricted Subsidiaries, Unrestricted Subsidiaries and other entities in which the Borrower directly or indirectly owns an interest as of the Seventh Amendment Effective Date that is updated and contains the information set forth on the list delivered pursuant to Section 2K of the Fifth Amendment to the Credit Agreement (the "Ownership List") and on or before such date, Borrower shall cause any security interests to be granted or guaranties to be entered into that are required under Sections 2.15 or 2.16 of the Credit Agreement, including with respect to any Persons or equity interests listed on the Ownership List that were not listed on the lists delivered pursuant to the Fifth Amendment to the extent required under said Sections 2.15 and 2.16.

         K. On or before the Seventh Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

                  Upon receiving confirmation that the Seventh Amendment Effective Date has occurred, Agent shall release all stock certificates pledged by Paul Allen under the Third Party Pledge Agreement to Paul Allen or his representative and, upon the delivery by Agent to such Person of such stock certificates and the occurrence of the Seventh Amendment Effective Date, the Third Party Pledge Agreement shall terminate and be of no further force or effect.


                    SECTION 4. REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Amendment, Borrower represents and warrants to each Lender that the following statements are true, correct and complete:

                  A. CORPORATE POWER AND AUTHORITY. Borrower has all requisite corporate power and authority to enter into this Amendment and the Revolving Loan Notes, and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "AMENDED AGREEMENT") and the other Loan Documents.

                  B. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this Amendment and the issuance, delivery and payment of the Revolving Loan Notes have been duly authorized by all necessary corporate action on the part of Borrower and each Guarantor.

                  C. NO CONFLICT. The execution, delivery and performance by Borrower and each Guarantor of this Amendment and the Revolving Loan Notes, do not violate any provision of any law or regulation applicable to Borrower or any Guarantor, the violation of which could reasonably be expected to have a Material Adverse Effect, or contravene any provision of Borrower's or any Guarantor's articles of incorporation or by-laws, or result in or constitute a Defined Default under any contract, obligation, indenture or other instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor may be bound which default could reasonably be expected to have a Material Adverse Effect.

                  D. GOVERNMENTAL CONSENTS. No Governmental Approval is required in connection with the execution, delivery and performance by Borrower or any Guarantor of this Amendment and the Revolving Loan Notes or the performance by Borrower or any Guarantor of the Amended Agreement or to ensure the legality, validity or enforceability hereof or thereof.

                  E. BINDING OBLIGATION. This Amendment and the Revolving Loan Notes have been duly executed and delivered by Borrower and each Guarantor (as applicable), and this Amendment, the Revolving Loan Notes and the Amended Agreement are the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  F. INCORPORATION OF REPRESENTATIONS AND WARRANTIES FROM CREDIT AGREEMENT. The representations and warranties contained in Section 4 of the Credit Agreement and in the other Loan Documents are and will be true, correct and complete in all material respects on and as of the Seventh Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

                  G. ABSENCE OF DEFAULT. Upon giving effect to this Amendment, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.


                     SECTION 5. ACKNOWLEDGEMENT AND CONSENT

                  Guarantors are parties to the Guaranty, the Guarantor Pledge Agreement (in the case of certain Guarantors), the Security Agreement dated as of March 31, 1995 and as the same has been and may be amended from time to time (the "SECURITY AGREEMENT") by the Guarantors named therein (in the case of certain Guarantors) and the Second Amended and Restated Trademark Mortgage Agreement dated as of March 31, 1995 (as amended, the "TRADEMARK AGREEMENT") between Ticketmaster Corporation and Agent (in the case of Ticketmaster Corporation) pursuant to which each Guarantor has guarantied the Obligations on the terms (and to the extent) set forth in the Guaranty and certain Guarantors have created Liens in favor of Agent on certain Collateral to secure the Obligations on the terms (and to the extent) set forth in the Guarantor Pledge Agreement, the Security
Agreement and the Trademark Agreement. The Guaranty, the Guarantor Pledge Agreement, the Security Agreement and the Pledge Agreement are collectively referred to herein as the "GUARANTOR DOCUMENTS."

                  Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Guarantor hereby confirms that each Guarantor Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible in accordance with the applicable provisions of the Guarantor Documents the payment and performance of all guarantied or secured obligations.

                  Without limiting the generality of the foregoing each Guarantor hereby expressly acknowledges and consents to the conversion of all outstanding Term Loans into Revolving Loans, the increase in the Revolving Loan Commitments, the release of all Collateral under and as defined in the Third Party Pledge Agreement and the termination of the Third Party Pledge Agreement to be effected by this Amendment and hereby agrees that, for the purposes of each Guarantor Document, the "Revolving Loans" shall mean the Revolving Loans as so increased. Each Guarantor hereby agrees that this Amendment shall evidence its consent to such increase in the Revolving Loans pursuant to the Revolving Loan Commitments.

                  Each Guarantor acknowledges and agrees that any of the Guarantor Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in the Guarantor Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Seventh Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

                  Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

                            SECTION 6. MISCELLANEOUS

                  A. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS. On and after the Seventh Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement. Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

                  B. FEES AND EXPENSES. Borrower acknowledges that all reasonable cost, fees and expenses as described in subsection 9.3 of the Credit Agreement incurred by Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Borrower.

                  C. HEADINGS. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

                  D. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  E. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                              BORROWER:

                              TICKETMASTER GROUP, INC.,
                              an Illinois corporation


                              By:___________________________
                              Title:________________________


                              GUARANTORS (FOR THE PURPOSES OF
                              SECTION 5 ONLY):

                              TICKETMASTER CORPORATION,
                                AN ILLINOIS CORPORATION
                              TICKETMASTER-SOUTHERN
                                CALIFORNIA, INC., A CALIFORNIA
                                CORPORATION
                              TICKETMASTER-ARIZONA, INC., AN
                                ARIZONA CORPORATION
                              TICKETMASTER CORPORATION OF
                                WASHINGTON, A WASHINGTON
                                CORPORATION
                              TICKETMASTER-COLORADO, INC., A
                                COLORADO CORPORATION
                              TICKETMASTER-INDIANA, INC., AN
                                INDIANA CORPORATION
                              TICKETMASTER-GEORGIA, INC., A
                                GEORGIA CORPORATION
                              TICKETMASTER-CHICAGO, INC., AN
                                ILLINOIS CORPORATION
                              TICKETMASTER-MIDWEST, INC., A
                                MINNESOTA CORPORATION


                              By:_____________________________
                                       Peter B. Knepper
                              Its:     Senior Vice President and
                                       Chief Financial Officer

                              TICKETMASTER ADVERTISING
                                COMPANY, AN ILLINOIS CORPORATION
                              TMC CONSULTANTS, INC., AN
                                ILLINOIS CORPORATION
                              TICKETMASTER-TENNESSEE, INC., A
                                TENNESSEE CORPORATION
                              TICKETMASTER-LAS VEGAS, INC., A
                                NEVADA CORPORATION
                              TMNY HOLDINGS, INC., A NEW YORK
                                CORPORATION
                              TICKETMASTER-NEW YORK, INC., A
                                DELAWARE CORPORATION
                              TICKETMASTER-MICHIGAN, INC., A
                                MICHIGAN CORPORATION
                              TICKETMASTER FLORIDA
                                MANAGEMENT CORPORATION, A
                                FLORIDA CORPORATION
                              TICKETMASTER EUROPE, INC.,
                                A DELAWARE CORPORATION
                              TICKETMASTER-TEXAS MANAGEMENT
                                CORPORATION, A DELAWARE
                                   CORPORATION
                              ENTERTAINMENT STRATEGIES, LTD.,
                                A CALIFORNIA CORPORATION
                              TICKETMASTER-NEW ORLEANS, INC.,
                                A LOUISIANA CORPORATION
                              TICKETMASTER CORPORATION,
                                A DELAWARE CORPORATION
                              TICKETMASTER TICKETING CO., INC., A
                                DELAWARE CORPORATION
                              TM OVERSEAS, INC., A
                                DELAWARE CORPORATION
                              TICKETMASTER EUROPE GROUP, A
                                DELAWARE JOINT VENTURE
                              TICKETMASTER D.V., INC.,
                                A DELAWARE CORPORATION


                              By:_____________________________
                                       Peter B. Knepper
                                       Authorized Officer

                                   LENDERS:

                                   WELLS FARGO BANK, NATIONAL
                                   ASSOCIATION, individually as a Lender and as Agent


                                   By:__________________________________
                                   Title:_______________________________



                                   U.S. BANK OF WASHINGTON, N.A.,
                                   as a Lender


                                   By:__________________________________
                                   Title:_______________________________


                                   BANQUE NATIONALE DE PARIS,
                                   as a Lender


                                   By:__________________________________
                                   Title:_______________________________


                                   FIRST BANK NATIONAL ASSOCIATION,
                                   as a Lender


                                   By:__________________________________
                                   Title:_______________________________



                                   CITY NATIONAL BANK,
                                   as a Lender


                                   By:__________________________________
                                   Title:_______________________________

                                   THE NIPPON CREDIT BANK, LTD., LOS
                                   ANGELES AGENCY, as a Lender


                                   By:___________________________________
                                   Title:________________________________



                                   SEATTLE FIRST NATIONAL BANK,
                                   as a Lender


                                   By:___________________________________
                                   Title:________________________________



                                   KREDIETBANK N.V.,
                                   as a Lender


                                   By:___________________________________
                                   Title:________________________________



                                   SUMITOMO BANK OF CALIFORNIA,
                                   as a Lender


                                   By:___________________________________
                                   Title:________________________________

                                     ANNEX A

                                   SCHEDULE A

                                   SCHEDULE A
             LENDERS, PRO RATA SHARES AND REVOLVING LOAN COMMITMENTS

                                                                                                Revolving Loan
                 Lender                                           Pro Rate Share                 Commitments
                 ------                                           --------------                ---------------
Wells Fargo Bank, N.A.                                            34.857142851%                $     61,000,000

First Bank National Association                                    14.28571429%                $     25,000,000

Seattle First National Bank                                       11.428571428%                $     20,000,000

U.S. Bank of Washington, N.A.                                       8.57142857%                $     15,000,000

The Nippon Credit Bank, Ltd.,
Los Angeles Agency                                                  8.57142857%                $     15,000,000

Banque Nationale de Paris                                           5.14285714%                $      9,000,000

City National Bank                                                  2.85714286%                $      5,000,000

Kredietbank N.V.                                                   8.571428571%                $     15,000,000

Sumitomo Bank of California                                        5.714285714%                $     10,000,000
                                                                   ------------                      ----------

     Total:                                                                100%                $ 175,000,000.00


                                       A-1